Exhibit 10.1

CREDIT AGREEMENT
dated as of
October 18, 2006
among
MGI PHARMA, INC.,
as a Borrower
MGI GP, INC.,
as a Borrower
MGI OM, INC.,
as a Borrower
The Other Loan Parties
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

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SCHEDULES:

Commitment Schedule
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Material Agreements
Schedule 3.14 — Insurance
Schedule 3.15 —Capitalization and Subsidiaries
Schedule 5.12 — Exempt Accounts
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Joinder Agreement

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          CREDIT AGREEMENT dated as of October 18, 2006 (as it may be amended or modified from time to time, this “Agreement”), among MGI PHARMA, INC., a Minnesota corporation, MGI GP, INC., a Delaware corporation, and MGI OM, INC., a Delaware corporation, as Borrowers, the other Loan Parties party thereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          Section 1.01 Defined Terms.
          As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” has the meaning assigned to such term in the Security Agreement.
          “Account Debtor” means any Person obligated on an Account.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving

Exposures at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrowers’ Average Liquidity as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrowers’ Compliance Certificate for the Company’s first full fiscal quarter ending after the Effective Date, the “Applicable Rate” for (a) ABR Loans shall be 0% and (b) Eurodollar Loans shall be 1.50% and the Commitment Fee Rate shall be 0.125%:

		Revolver
Average	Revolver	Eurodollar	Commitment
Liquidity	ABR Spread	Spread	Fee Rate
Category 1 ≥ $175,000,000	0.00%	0.75%	0.125%
Category 2 < $175,000,000 but ≥ $125,000,000	0.00%	1.25%	0.125%
Category 3 < $125,000,000	0.25%	1.75%	0.125%
          For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrowers based upon the determination of Average Liquidity during such fiscal quarter of the Borrowers as set forth in the Borrowers’ Compliance Certificate delivered pursuant to Section 5.01(d) and (b) each change in the Applicable Rate resulting from a change in the Average Liquidity shall be effective during the period commencing five (5) Business Days after delivery to the Administrative Agent of such Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrower Representative fails to deliver the Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then the Applicable Margin and fees shall be deemed to be in Category 3 until such Compliance Certificate is delivered.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability” means, at any time, an amount equal to (a) the lesser of the aggregate Revolving Commitments and the Borrowing Base minus (b) the aggregate Revolving Exposure.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

          “Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments of all Revolving Lenders then in effect minus the Revolving Exposure of all Revolving Lenders at such time.
          “Average Liquidity” means, for any period, the average Liquidity of the Borrowers during such period, calculated by averaging monthly Liquidity during such period, as of the first and last day of each calendar month during such period.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by Chase or any of its Affiliates, if any: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, if any.
          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding, if any.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.
          “Borrower” or “Borrowers” means, individually or collectively, the Company, MGI GP, MGI OM, Inc., a Delaware corporation, and any other Person that becomes a party hereto as a borrower pursuant to a Joinder Agreement.
          “Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) a Protective Advance and (e) an Overadvance.
          “Borrowing Base” means, at any time, the sum of (a) up to 85% of the aggregate face amount of the Borrowers’ Eligible Accounts (net of the Chargeback Reserve and Core Distribution Fee) at such time, minus (b) Reserves. The Administrative Agent may, in its Permitted Discretion and with five (5) Business Days prior written notice, reduce the advance rate set forth above or adjust Reserves.
          “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion and which shall include a calculation of Liquidity as of the date of such Borrowing Base Certificate as well as supporting deposit account and securities account statements.
          “Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each of the other Loan Parties on a fully diluted basis other than pursuant to a Permitted Asset Sale.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chargeback Reserve” means for any date of determination, Borrowers’ projected balance of unprocessed chargebacks, as determined in a manner consistent with GAAP and subject in each case to the reasonable satisfaction of the Administrative Agent.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person party to the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
          “Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Collection Account” has the meaning assigned to such term in the Security Agreement.
          “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Commitment Schedule” means the Schedule attached hereto identified as such.
          “Company” means MGI PHARMA, INC., a Minnesota corporation.
          “Company’s Rights Agreement” means that certain Rights Agreement between the Company and Norwest Bank Minnesota, N.A., dated as of July 14, 1998, as amended on March 14, 2000.
          “Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Controlled Disbursement Account” means, collectively, certain accounts and any replacement or additional accounts of the Borrowers, if any, that the Borrowers maintain with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.
          “Core Distribution Fee” means for any date of determination, Borrowers’ estimated amount of the fees owing to certain distributors pursuant to the Borrowers’ payment arrangements with such distributors, as determined in a manner consistent with GAAP and subject in each case to the reasonable satisfaction of the Administrative Agent.
          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
          “Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

          “Document” has the meaning assigned to such term in the Security Agreement.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Drug Product Candidates” means any and all drug product candidates or other potential drugs being investigated, evaluated and/or tested by or on behalf of Borrowers or their Subsidiaries, or any of them, at any time, whether pursuant to a license or other agreement with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract), including but not limited to the following or any other drug product candidates containing one or more of the active ingredients in the following: SaforisTM Powder for Oral Suspension, Aquavan® injection, Aloxi® Oral Capsule, Amolimogene (ZYC101a), Irofulven, MG98, ZYC300, GP1 5693, PARP Inhibitors, and other Acylfulvene Analogs.
          “Drugs” means any and all drugs owned, manufactured, licensed, marketed, sold and/or distributed by Borrowers or their Subsidiaries, or any of them, at any time, whether pursuant to a license with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract), including but not limited to the following or any drugs containing one or more of the active ingredient in the following: Aloxi® Injection, Gliadel® Wafer, Salagen Tablets, Hexalen Capsules, and Dacogen™ Injection.
          “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period (including expenses related to Milestone Payments), (iv) any extraordinary charges for such period, (v) any amounts attributable to in process research and development acquired in connection with a Permitted Acquisition, (vi) expenses relating to non-cash stock awards or benefit contributions and (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “EDGAR” means SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR).
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Eligible Accounts” means, at any time, the Accounts of a Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

     (c) which is (i) unpaid more than thirty (30) days after the original due date therefor or (ii) has been written off the books of such Borrower or otherwise designated as uncollectible;
     (d) which (i) is unpaid more than 180 days after the original invoice date therefor or (ii) has a due date more than 94 days after the original invoice date therefor; provided that no more than $2,500,000 of Accounts that have due dates in excess of 94 days after the original invoice date owing by Account Debtors related to sales of Drugs in connection with a product launch which would otherwise be Eligible Accounts but for the operation of this clause (d) shall be deemed Eligible Accounts hereunder;
     (e) which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (f) which is owing by an Account Debtor (other than Oncology Supply, Inc., McKesson Drug OTN d/b/a McKesson Corporation, US Oncology, Inc. or Oncology Therapeutic Network) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 25% of the aggregate amount of Eligible Accounts of all Borrowers, then all Accounts owned by such Account Debtor in excess of such amount shall be deemed ineligible;
     (g) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached in any material respect or is not true in any material respect;
     (h) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
     (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;
     (j) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (k) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any State or Federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (l) which is owed by any Account Debtor which has sold all or a substantially all of its assets unless the purchaser of such assets has assumed all of the Account Debtor’s obligations with respect to such Account;

     (m) which is owed by an Account Debtor which (i) does not maintain its chief executive office in any State or any province of Canada or (ii) is not organized under applicable law of any State, Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent; provided, however, that (A) no more than $1,000,000 of Accounts owing by Account Debtors with their chief executive office in Puerto Rico or organized under the applicable law of Puerto Rico shall be Eligible Accounts at any time and (B) at any time up to $500,000 of such Accounts which would otherwise be Eligible Accounts but for the operation of this clause (m) shall be deemed Eligible Accounts hereunder;
     (n) which is owed in any currency other than U.S. dollars;
     (o) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;
     (p) which is owed by any Affiliate, employee or officer or director of any Loan Party or any Subsidiary of any Loan Party;
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party or any Subsidiary of any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (r) which is subject to any counterclaim, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
     (s) which is evidenced by any promissory note, chattel paper, or instrument;
     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts, chargebacks and adjustments given in the ordinary course of business and only to the extent of such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
     (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, State or local, including without limitation the

Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;
     (x) which was created on cash on delivery terms;
     (y) to the extent the underlying goods have been returned to such Borrower; or
     (z) which the Administrative Agent determines, in the Administrative Agent’s Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
          In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account; provided, however, that the Administrative Agent shall provide the Borrower Representative with five (5) Business Days prior written notice if the Administrative Agent changes the standards for eligibility pursuant to its Permitted Discretion set forth in this definition.
          “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to occupational health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
          “Exempt Accounts” has the meaning assigned to such term in Section 5.12.
          “FDA Laws” means all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, letters, notices or binding agreements issued, promulgated or entered into, relating in any way to the contemplated or actual sale, distribution, manufacture, commercialization, testing, evaluation or other use of drugs (whether prescription or non-prescription and whether for investigational or any other use), drug candidates, foods, medical devices, cosmetics, biologics, dietary supplements, or any other substances regulated by a Federal, State, or local Governmental Authority used, or intended to be used, in the treatment, diagnosis, or cure of any disease, sickness, or condition or to improve or foster human health and welfare. FDA Laws includes, but is not limited to, all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, letters, notices or binding agreements issued, promulgated or entered into, relating in any way to the contemplated or actual sale, distribution, manufacture, commercialization, testing, evaluation or other use of Drugs and/or Drug Product Candidates, as those terms are defined herein.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the vice president of finance, principal financial officer, principal accounting officer, treasurer or controller of the Company.
          “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of the Company for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness made during such period (excluding any prepayment, whether voluntary or mandatory, of Loans), plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, plus Milestone Payments paid in cash (net of Milestone Payments received), all calculated for the Company and its Subsidiaries on a consolidated basis.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America and each State shall be deemed to constitute a single jurisdiction.
          “Funding Accounts” has the meaning assigned to such term in Section 4.01(g).
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Helsinn Agreements” means the License Agreement, dated April 6, 2001, between the Company and Helsinn Healthcare, S.A., the Supply and Purchase Agreement (Aloxi), dated April 6, 2001, between the Company and Helsinn Birex Pharmaceuticals Ltd. (in each case, as amended, supplemented or otherwise modified from time to time) and any other agreement with Helsinn Healthcare, S.A., Helsinn Birex Pharmaceuticals Ltd. or any of their Affiliates.
          “Inactive Subsidiary” means Canvas Informatics, Inc., a Delaware corporation, Zycos Services Corporation Inc., a Delaware corporation, GPI Investments, LLC, a Delaware limited liability company, Artery, LLC, a Delaware limited liability company, and MGI Pharma Limited, an English limited company and any other Subsidiary created or acquired after the date hereof, in each case so long as such entity has no current operations and does not contain assets valued in excess of $500,000.
          “Increase Notice” has the meaning assigned to such term in Section 2.09(e).
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any Off-Balance Sheet Arrangement. Without limiting the generality of the foregoing, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

          “Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), all calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the Security Agreement.
          “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.13(a).
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Liquidity” means, as of any date of determination, the Borrowers’ Borrowing Base, plus (i) cash and Permitted Investments held by Borrowers in a deposit account subject to a Deposit Account Control Agreement or a securities account subject to a Securities Account Control Agreement, as applicable minus (ii) the sum of Revolving Exposure and Protective Advances.
          “Liquidity Event” shall mean the date when Liquidity equals any amount less than (a) $80,000,000, plus (b) an amount equal to 107% of any increase of the Commitments pursuant to Section 2.09(e).
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantor” each Loan Party (other than the Borrowers), including those Persons who become parties hereto as guarantors pursuant to a Joinder Agreement.

          “Loan Guaranty” means Article X of this Agreement.
          “Loan Parties” means the Borrowers, the Loan Guarantors and their successors and assigns.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
          “Majority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 50.1% of the sum of the total Credit Exposure and unused Commitments at such time.
          “Material Adverse Effect” means any event, development or circumstances that has had or could have a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents or with respect to the Collateral.
          “Material Agreement” means any (a) Helsinn Agreement, (b) agreement or series of related agreements between a licensor, supplier or any of its Affiliates and any Loan Party pertaining to the sale of a Drug of any Loan Party if, during any six month period, the revenue of Loan Parties from the sale of such Drug exceeds 10% of the aggregate revenue of Loan Parties and (c) agreement or series of related agreements between a customer and its Affiliates and any Loan Party that results in revenue, during any six month period, in excess of 10% of the aggregate revenue of the Loan Parties.
          “Material Drug” means Aloxi® Injection, Dacogen™ Injection and any other Drug that results in revenue during any six month period, in excess of 15% of the aggregate revenue of the Loan Parties.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $3,750,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means October 18, 2009 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 9.18.
          “MGI Canada” means MGI Pharma Canada, Co., a Nova Scotia corporation.
          “MGI GP” means MGI GP, Inc., a Delaware corporation
          “Milestone Payments” means those payments made by or received by a Loan Party in connection with Technology Transfer Transactions that are contingent on an event or series of events occurring before they are earned or payable.

          “Monthly Delivery Period” means any period that is not a Weekly Delivery Period.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “Obligated Party” has the meaning assigned to such term in Section 10.02.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
          “Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the applicable Loan Party is a party, under which such Loan Party has:
     (a) any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure

Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) (“FIN 45”), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;
     (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;
     (c) any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to such Loan Party’s own stock and classified in stockholders’ equity in such Loan Party’s statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented;
     (d) any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, such Loan Party, where such Loan Party provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, such Loan Party; or
     (e) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Overadvance” has the meaning assigned to such term in Section 2.05(c).
          “Participant” has the meaning set forth in Section 9.04.
          “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any acquisition after the Effective Date by any Borrower or any Subsidiary formed by a Borrower for such purpose, by any means, of all or substantially all of the assets or capital stock, an operating division or a business unit, of any Person that is a going concern, that has been incorporated or organized under the laws of a State (other than Puerto Rico) and that is in a similar or related field of business to the Borrowers as of the date hereof, and so long as Administrative Agent and Lenders shall have received evidence at least three (3) Business Days prior to the closing date of such acquisition that such acquisition satisfies the following conditions:
     (a) no Default or Event of Default is in existence at the time of such acquisition or would be caused thereby after giving effect thereto;

     (b) the Board of Directors and/or owners of the entity whose business is to be acquired have approved the proposed transaction;
     (c) Administrative Agent has received written notice at least ten (10) Business Days’ prior to the consummation of such acquisition, which notice shall include a reasonably detailed description of the proposed terms of such acquisition, and, as soon as available, copies of all agreements delivered in connection therewith;
     (d) Administrative Agent shall receive, not less than ten (10) Business Days’ prior to the consummation of such acquisition, a due diligence package, including a description of the business to be acquired, a description of the legal structure of the acquisition, historical financial statements for the previous three (3) years, satisfactory projections, a pro forma balance sheet, if any, summaries of sources and uses to purchase and/or finance the acquisition, material contracts and such additional information as may be reasonably requested by Administrative Agent;
     (e) Administrative Agent shall be granted a first priority perfected Lien (subject only to Permitted Liens) on all personal property of the type comprising Collateral being acquired pursuant to such acquisition;
     (f) immediately after completing such acquisition, Borrowers have Liquidity of at least $80,000,000;
     (g) the aggregate consideration (excluding consideration consisting of the common stock of the Company) paid in connection with all such acquisitions during any fiscal year of the Company shall not exceed (i) $30,000,000 or (ii) $50,000,000 if immediately after completing each acquisition during an applicable year, Liquidity is greater than $100,000,000; and
     (h) Administrative Agent has received a certificate from Borrower Representative’s chief financial officer certifying that all of the applicable conditions contained herein to treating such acquisition as a Permitted Acquisition have been satisfied.
          In no event shall any Accounts acquired in connection with a Permitted Acquisition be deemed eligible for advance hereunder unless and until Administrative Agent has completed (at Borrowers’ expense) a field examination of such Accounts so acquired or to be acquired.
          “Permitted Asset Sales” means (i) any Technology Transfer Transactions concerning intellectual property transfers related to the Material Drugs for use outside of North America, (ii) any Technology Transfer Transactions concerning any Drug or Drug Product Candidate other than a Material Drug, and (iii) sales, transfers, leases or other disposals of any Drug or Drug Product that is not an Material Drug (including (A) in connection with the sale of all of the Equity Interests of a Subsidiary that does not include a Material Drug or rights to a Material Drug among its assets or (B) the Equity Interests owned by the Company in connection with SuperGen and MethylGene).
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
     (b) (i) long term commercial bank or corporate Indebtedness having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 and/or A and (ii) short term commercial bank or corporate Indebtedness having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A1 or P1;
     (c) (i) fully collateralized long term repurchase agreements having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 and/or P1 and (ii) fully collateralized short term repurchase agreements, having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 and/or P1, in each case entered into with a financial institution with a capital base of at least $100,000,000 that is designated as a Primary Government Securities Dealer;
     (d) auction market notes, remarketed preferred stock and remarketed variable rate preferred stock, in each case, having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 or A;
     (e) (i) long term municipal securities having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 and/or A and (ii) short term municipal securities having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A-1/SP-1 or MIG-1/P-1;

     (f) (i) long term asset backed securities, having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A2 and/or Aa2 or AA or (ii) short term asset backed securities, having, at such date of acquisition, a credit rating from S&P or Moody’s (or from both S&P and Moody’s, if available) of at least A1 or P1; and
     (g) money market funds that (i) invest substantially in instruments described in clauses (a) through (f) of this definition and (ii) have portfolio assets of at least $5,000,000,000;
provided that for purposes of this definition, Investments that are “short term” shall have maturity dates that are three hundred sixty-five (365) days or fewer from the date of purchase and Investments that are “long term” shall have maturity dates that are greater than three hundred sixty-five (365) days, but less than three years, from the date of purchase.
          “Permitted Lien” means any Lien permitted by Section 6.02.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral of any Loan Party, other than dispositions described in Section 6.05(a); or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral of any Loan Party; or
     (c) the issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution; or
     (d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.
          “Prepayment Fee” means a fee payable to the Administrative Agent, for the benefit of the Lenders, in an amount equal to the sum of the aggregate Revolving Commitment as of the Effective Date multiplied by (i) 0.75% if such termination of the Commitments occurs prior to the first anniversary of the date of this Agreement, (ii) 0.50% if such termination of the Commitments occurs on or after the first but prior to the second anniversary of the date of this Agreement, and (iii) 0% if such termination of the Commitments occurs on or after the second anniversary of the date of this Agreement.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City (which is not necessarily the lowest rate charged to any customer); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Protective Advance” has the meaning assigned to such term in Section 2.04.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Requested Revolver Increase” has the meaning assigned to such term in Section 2.09(e).
          “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time; provided that if, at any time, there are fewer than three Lenders, then Required Lenders shall mean all Lenders.
          “Requirement of Law” as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means any and all reserves, other than Chargeback Reserves, which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, if any, reserves for dilution of Accounts, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and

Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
          “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission.
          “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
          “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
          “Securities Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
          “Senior Officer” means the chief executive officer, chief operating officer, president or any Financial Officer.
          “Settlement” has the meaning assigned to such term in Section 2.05(f).
          “Settlement Date” has the meaning assigned to such term in Section 2.05(f).
          “State” shall mean any state of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities”

in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in writing to payment of the Secured Obligations to the reasonable written satisfaction of the Administrative Agent.
          “Subordinated Notes” means those certain (a) Senior Subordinated Convertible Notes due March 2, 2024 of the Company in the outstanding principal amount of $348,000,000 and (b) 5% Convertible Subordinated Notes, due July 1, 2008 of MGI GP in the outstanding principal amount of $1,500,000.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05(a).
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Technology Transfer Transactions” means intellectual property transfer transactions of any Loan Party, including outlicenses, partnership transactions, co-promotions, distributorships or other similar transactions.
          “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other State the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Weekly Delivery Period” means any period during which (a) Liquidity is less than $80,000,000 or (b)(i) Borrowings are greater than $25,000,000 and (ii) Liquidity is less than $125,000,000.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Classification of Loans and Borrowings.
          For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          Section 1.03 Terms Generally.
          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to

Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          Section 1.04 Accounting Terms; GAAP.
          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          Section 2.01 Commitments.
          Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
          Section 2.02 Loans and Borrowings.
          (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. ABR Revolving Borrowings may be in any amount. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Section 2.03 Requests for Revolving Borrowings.
          To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the name of the applicable Borrower;
     (ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          Section 2.04 Protective Advances.
          (a) Subject to the limitations set forth below, upon the occurrence and during the continuation of any Default, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its

Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of then outstanding Revolving Commitments of the Lenders; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may on a Business Day request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
          Section 2.05 Swingline Loans and Overadvances.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan. At all times the Borrowers maintain one or more Controlled Disbursement Accounts, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein

(but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent).
          (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
          (c) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed 10% of then outstanding Revolving Commitments of the Lenders at any time, no Overadvance may remain outstanding for more than thirty (30) days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

          (d) Upon the making of an Overadvance by the Administrative Agent, each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          (e) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          (f) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement of outstanding Swingline Loans (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
          Section 2.06 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrowers Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and Permitted Discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account, including interest and profits, shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or be applied to satisfy other outstanding Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Defaults have been cured or waived.
          Section 2.07 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          Section 2.08 Interest Elections.
          (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing as a Borrowing of the same type and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          Section 2.09 Termination, Reduction and Increase of Commitments.
          (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
          (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (iv) the payment in full of the accrued and unpaid fees, including applicable Prepayment Fee (if any); provided that no Prepayment Fee shall be payable in the event this Agreement is terminated in connection with (x) a refinancing of all of the then outstanding Obligations in a transaction in which Chase or one of its Affiliates is the financial institution that provides or arranges a replacement bank credit facility for the Borrowers or (y) a refinancing of all of the then outstanding Obligations with the proceeds of the sale of Equity Interests of any Loan Party in which Chase or one of its Affiliates is the underwriter in connection with such sale.
          (c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000, (ii) the Revolving Commitments may not be reduced to an amount less than $50,000,000, (iii) no more than three reductions of the Revolving Commitments may be made during the Availability Period, (iv) subject to Section 2.09(e), any reduction pursuant to this Section 2.09(c) shall be permanent and (v) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base, Swingline Loans and LC Exposure.
          (d) The Borrower Representative shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to Section 2.09(e), any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          (e) Lenders agree that Borrower Representative may one time during the Availability Period, so long as no Default or Event of Default has occurred and is continuing, deliver a written notice to Administrative Agent and each Lender (an “Increase Notice”) requesting an increase in the Revolving Commitments (the “Requested Revolver Increase”) not to exceed $25,000,000. The Increase Notice shall be accompanied with a Compliance Certificate confirming that after giving effect to the Requested Revolver Increase the financial covenants set for in Section 6.12 are in compliance. If Borrower Representative delivers an Increase Notice, each Lender shall have the option to participate in the Requested Revolver Increase upon terms and in amounts determined by Administrative Agent by delivering a written notice to Administrative Agent and Borrower Representative within ten (10) Business Days of such Lender’s receipt of the Increase Notice (it being agreed and understood that such Lender shall be deemed to have elected not to participate in the Requested Revolver Increase if it does not respond to the Increase Notice within fifteen (15) Business Days of its receipt thereof). If one or more Lenders with Revolving Commitments elect not to participate in the Requested Revolver Increase, or if such participation is for less than the full amount of the Requested Revolver Increase, then Administrative Agent may, at its option and in its separate capacities as a Lender, elect to participate in such remaining portion of the Requested Revolver Increase. If there is less than full participation by existing Lenders with Revolving Commitments in the Requested Revolver Increase after the foregoing procedures, then one or more new Lenders acceptable to Administrative Agent and Borrower Representative may be added as parties to this Agreement for purposes of participating in such remaining portion. After giving effect to the procedures described in this paragraph, each Lender participating in the Requested Revolver Increase shall have its Revolving Commitment increase to the extent of its participation as determined by Administrative Agent and, upon the request of such Lender, Borrowers will execute a replacement promissory note for such Lender reflecting the increased amount of its Revolving Commitment. Borrowers agree to execute such amendments and supplements to the Loan Documents and make such repayments and reborrowings of Loans as Administrative Agent reasonably deems necessary in connection with a Requested Revolver Increase and further agree to pay to Administrative Agent an arrangement fee in connection with the Requested Revolver Increase based upon the same percentage used to calculate the arrangement fee payable by Borrowers to Administrative Agent on the Effective Date; provided that Borrowers shall not be obligated to pay an arrangement fee with respect to the Requested Revolver Increase if the aggregate amount of the Lenders’ Revolving Commitments after giving effect to such increase and any prior reduction of the Commitments pursuant to Section 2.09(c) does not exceed $75,000,000.
          Section 2.10 Repayment of Loans; Evidence of Debt.
          (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made (provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding), and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.
          (b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all immediately available funds credited to the Collection Account prior to 2:00 p.m., Chicago time on such Business Day plus all immediately available funds credited after 2:00 p.m. on the previous Business Day, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.11 Prepayment of Loans.
          (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.
          (b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds.
          (d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.
          (e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          Section 2.12 Fees.
          (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the

Available Revolving Commitment during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and shall be payable for the actual number of days elapsed.
          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and shall be payable for the actual number of days elapsed.
          (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          Section 2.13 Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.
          (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the

Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
          (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          Section 2.14 Alternate Rate of Interest.
          If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by any Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan included in such Borrowing for such Interest Period or that it is illegal for such Lender to make its Eurodollar Loans;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
          Section 2.15 Increased Costs.
          (a) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred twenty (120) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          Section 2.16 Break Funding Payments.
          In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto,

(c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          Section 2.17 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
          Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth any amounts owing with respect to Banking Services and Swap Obligations and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided, that any such deduction shall first be made from deposit accounts of the Borrower Representative before being deducted from deposit accounts of any other Borrower. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable (provided, however, that Administrative Agent shall not make such a Borrowing for the purpose of paying any sum under the Loan Documents, except principal, until the third (3rd) Business Day after such amount is due) and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents; provided, that such charge shall first be made from deposit accounts of the Borrower Representative before being deducted from deposit accounts of any other Borrower.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other

Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
          Section 2.19 Mitigation Obligations; Replacement of Lenders.
          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and
          (b) if such Lender does not promptly make a designation or assignment under the preceding clause (a), the Borrowers may, at their sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and any other Loan Document to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14 or 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          Section 2.20 Returned Payments.
          If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
ARTICLE III
Representations and Warranties
          Each Loan Party represents and warrants to the Lenders that:
          Section 3.01 Organization; Powers.
          Each of the Loan Parties and each of its Subsidiaries (other than the Inactive Subsidiaries, as to which no representation is made) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          Section 3.02 Authorization; Enforceability.
          The Transactions are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Section 3.03 Governmental Approvals; No Conflicts.
          The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
          Section 3.04 Financial Condition; No Material Adverse Change.
          (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, audited by KPMG, independent public accountants, and (ii) for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, in each case certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No Borrower nor any other Loan Party has any Off-Balance Sheet Arrangement in excess of $1,000,000;
          (c) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2006.
          Section 3.05 Properties.
          (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except as could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
          (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any material licensing agreement or similar arrangement other than the licensing agreements identified on Schedule 3.05 (as such Schedule may be updated from time to time by Borrowers upon delivery of written notice to Administrative Agent; provided that Borrowers need not update such Schedule to include any such agreements filed on EDGAR or disclosed and described in a filing made with the SEC). Borrowers shall promptly upon request by the Administrative Agent deliver to the Administrative Agent copies of any agreement listed on Schedule 3.05 or disclosed on EDGAR or in a filing with the SEC.
          Section 3.06 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any mediator, arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability in excess of $3,750,000 or knows of any basis for any Environmental Liability in excess of $3,750,000 and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.
          Section 3.07 Compliance with Laws and Agreements.
          (a) Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          (b) Each Loan Party and its Subsidiaries has been, is, and remains in material compliance with all FDA Laws with respect to all of its Drugs and Drug Product Candidates; provided that for purposes of this Section 3.07(b), any written notice of non-compliance with FDA Laws from the United States Food and Drug Administration and any other Governmental Authority shall be considered material non-compliance with FDA Laws. No Loan Party knows of any anticipated or otherwise foreseeable non-compliance with any FDA Laws with respect to any Drugs or Drug Product Candidates.
          Section 3.08 Investment Company Status.
          No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          Section 3.09 Taxes.
          Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

          Section 3.10 ERISA.
          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
          Section 3.11 Disclosure.
          Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
          Section 3.12 Material Agreements.
          All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
          Section 3.13 Solvency.
          (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

          Section 3.14 Insurance.
          Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate, including without limitation, with respect to product liability insurance for approved Drugs as well as coverage for all clinical studies, past, present and contemplated.
          Section 3.15 Capitalization and Subsidiaries.
          Schedule 3.15 (as updated from time to time pursuant to Section 6.03) sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15 (provided that Schedule 3.15 does not identify the Persons owning the Equity Interests of the Company), and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
          Section 3.16 Security Interest in Collateral.
          The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral.
          Section 3.17 Employment Matters.
          The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, State, local or foreign law dealing with such matters, except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
          Section 3.18 Common Enterprise.
          The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
ARTICLE IV
Conditions
          Section 4.01 Effective Date.
          The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (which may include copies delivered via facsimile or other electronic transmission) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders satisfactory to the Administrative Agent.
          (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Company and its subsidiaries for the December 31, 2004 and 2005 fiscal years and the unaudited consolidated financial statements of Company and its subsidiaries for March 31, 2006 and June 30, 2006 fiscal quarters, (ii) unaudited interim consolidated income statement and balance sheet of Company and its subsidiaries for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Company and its subsidiaries, as reflected in the financial statements or projections delivered to the Administrative Agent prior to the date hereof and (iii) satisfactory projections for the fiscal year ended December 31, 2006 and December 31, 2007, on a quarterly basis for such fiscal years.
          (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of Borrower Representative, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date in all material respects (to the extent such representations and warranties are not otherwise qualified by materiality or Material Adverse Effect), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
          (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be delivered to Administrative Agent by wire transfer of immediately available funds on the Effective Date and will be reflected in the funding memorandum given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
          (g) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          (h) Customer List. The Administrative Agent shall have received a true and complete list of the Borrowers’ customers, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative.
          (i) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to Section 4.13 of the Security Agreement.
          (j) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of Borrower Representative.
          (k) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Effective Date, with supporting documentation consisting of a detailed aging of the Borrowers’ Accounts, reconciled to the internal financial statements provided to Administrative Agent prior to the Effective Date in connection therewith.
          (l) Closing Liquidity. After payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Liquidity shall not be less than $120,000,000.
          (m) Business Due Diligence. Administrative Agent shall have received satisfactory results from its business due diligence investigation of the Company and its Subsidiaries, including without limitation results from field examinations, and background searches and reviews of the

Company’s and its Subsidiaries’ insurance coverage, chargeback practices, existing Drugs, Drug Product Candidates and product pipeline.
          (n) Legal Due Diligence. Administrative Agent and its legal counsel shall have received satisfactory results from its legal due diligence investigation of the Company and its Subsidiaries, including without limitation, a review of all legal (including tax implications) and regulatory matters in connection with the consummation of the Transactions and a review of all license and distribution agreements of the Company or any of its Subsidiaries.
          (o) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (p) Filings, Registrations, Recordings and Approvals. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation, and Administrative Agent shall have received satisfactory evidence of the receipt of all consents and approvals of any Government Authority or other Person in connection with the consummation of the Transactions.
          (q) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.11 of the Security Agreement.
          (r) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date. The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.
          (s) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on October 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          Section 4.02 Each Credit Event.
          The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) Each of the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects (to the extent such representations and warranties are not otherwise qualified by reference to materiality, Material Adverse Effect or a dollar amount) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date, and if they are not true and correct in all material respects (to the extent such representations and warranties are not otherwise qualified by reference to materiality, Material Adverse Effect or a dollar amount), the Administrative Agent or the Required Lenders shall have determined not to make any Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is materially untrue or incorrect.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Administrative Agent or the Required Lenders shall have determined not to make such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.
          (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
          Section 5.01 Financial Statements; Borrowing Base and Other Information.
          The Borrowers will furnish to the Administrative Agent:
          (a) within ninety (90) days after the end of each fiscal year of the Company, (i) the Compliance Certificate referenced in clause (d) below, containing the EDGAR file number for its annual report on Form 10-K that the Company has filed with the SEC, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants and (ii) the Company’s unaudited consolidating balance sheet;

          (b) within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, the Compliance Certificate referenced in clause (d) below, containing the EDGAR file number for its quarterly reports on Form 10-Q that the Company has filed with the SEC;
          (c) within thirty (30) days after the end of February, April, May, July, August, October and November, the Company’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year; within forty-five (45) days after the end of December, provide unaudited financial statements for the month of December which may be preliminary statements subject to future audit adjustment;
          (d) concurrently with any filing or delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative (each a “Compliance Certificate”) in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 when Liquidity is less than $80,000,000, (iv) in connection with financial statements delivered under clause (a) and (b), setting forth the calculation of Applicable Rate and including supporting information of the calculation of Liquidity and Average Liquidity, including deposit account and securities account statements and any additional information as the Administrative Agent may reasonably request, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) concurrently with any filing of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (f) no later than January 31 of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash forecast) of the Company for each quarter of such fiscal year (the “Projections”) in form consistent with the projections delivered pursuant to Section 4.01(b) and otherwise reasonably satisfactory to the Administrative Agent;
          (g) (a)(i) within thirty (30) days of the end of each calendar month during any Monthly Delivery Period or Weekly Delivery Period during which no Borrowings have occurred or (ii) within fifteen (15) days of the end of each calendar month during any Monthly Delivery Period or Weekly Delivery Period during which Borrowings occurred, a Borrowing Base Certificate (provided that the Company may update the chargeback amounts and core distribution fee amounts in any such Borrowing Base Certificate delivered pursuant to this clause (ii) via electronic mail transmission on the final Business Day of the calendar month in which such certificate was delivered), and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, and (b) within three (3) Business Days of the end of each calendar week during any Weekly Delivery Period, a schedule of sales and chargebacks journals, in each case together with any additional reports with respect to the Borrowing Base or schedules of sales and chargebacks as the Administrative Agent may request in its Permitted Discretion;

          (h) within fifteen (15) days of the end of each calendar month, as of the period then ended, all delivered electronically in the portable document format:
     (i) a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by due date (with an explanation of the terms offered) and (2) if applicable, reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, and balance due for each Account Debtor;
     (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement) and by Drug;
     (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, such worksheets detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion;
          (i) within thirty (30) days of the end of each calendar month, as of the period then ended, delivered electronically in the portable document format, a reconciliation of the Borrowers’ Accounts between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clause (h)(i) above; and
          (j) within thirty (30) days of the end of each calendar month during which a Borrowing has occurred or Loans are outstanding, as of the period then ended, delivered electronically in the portable document format, a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
          (k) within fifteen (15) days of the end of each calendar month after the Liquidity Event, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in the portable document format;
          (l) promptly upon the Administrative Agent’s request in its Permitted Discretion:
     (i) copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party;
     (iii) as available, a schedule detailing the balance of all intercompany accounts of the Loan Parties; and
     (iv) as available, a schedule detailing the balance of all intercompany accounts of each Inactive Subsidiary and MGI Canada;
          (m) within fifteen (15) days of the end of each calendar week during a Weekly Delivery Period and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and chargeback memo/credit memo journal;

          (n) within fifteen (15) days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;
          (o) within fifteen (15) days of each March 31 and September 30 if during the three (3) months prior to such date, a Borrowing has occurred or Loans are outstanding, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in the portable document format;
          (p) to the extent not publicly filed on EDGAR, promptly after the same becomes available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
          (q) an electronic mail communication detailing the current end of day balances for each securities account and deposit account of the Loan Parties not at Chase, delivered (i) on the first Business Day of each succeeding calendar month if there were no Loans outstanding during such month, (ii) on the sixteenth (16th) day of each calendar month (or the Business Day immediately following such date if the sixteenth (16th) day is not a Business Day) and on the first Business Day of the succeeding calendar month if there are Loans during the thirty (30) day period prior to such date which do not exceed $10,000,000 at any time during such period and (iii) on each Business Day if there are outstanding Borrowings on such Business Day of at least $10,000,000; and
          (r) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          The Administrative Agent shall post items delivered by the Borrowers pursuant to clauses (a) through (d), and clause (f) of this Section 5.01 as well as any Borrowing Base Certificate delivered pursuant to clause (g) of this Section 5.01 on the Intralinks site established in connection with this Agreement or otherwise deliver such items to Lender.
          Section 5.02 Notices of Material Events.
          The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;
          (c) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;
          (d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral in excess of $1,000,000 or Collateral then included in the Borrowing Base is located (which shall be delivered within five (5) Business Days after receipt thereof);
          (f) all material amendments to any Material Agreement, together with a copy of each such amendment;
          (g) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within five (5) Business Days);
          (h) the occurrence of any actual or alleged material violation of any FDA Law with respect to the Drugs or the Drug Product Candidates;
          (i) any material communications from the United States Food and Drug Administration or any other Governmental Authority, whether in the United States or elsewhere, including without limitation, communications concerning the withdrawal or modification of any currently existing approvals or permissions related to any of the Drugs;
          (j) any communications from the United States Food and Drug Administration or any other Person, or the receipt of any other information, which has, or may have (i) a material adverse impact upon the Borrowers’ ability to commercially sell and/or distribute any of the Drugs; or (ii) a material adverse impact upon the Borrowers’ ability to have any of the Drug Product Candidates approved for commercial sale and/or distribution in the United States or elsewhere;
          (k) any other material information relating to the Drugs or the Drug Product Candidates;
          (l) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $1,000,000; and
          (m) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.03 Existence; Conduct of Business.
          Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct a pharmaceutical business relating to the acquisition, research, development and commercialization of differentiated pharmaceutical prescription products for human consumption.

          Section 5.04 Payment of Obligations.
          Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.05 Maintenance of Properties.
          Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          Section 5.06 Books and Records; Inspection Rights.
          Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, to conduct field examinations, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that any Lender that is not the Administrative Agent may accompany Administrative Agent or any of its representatives on such visit, inspection or examination whether or not an Event of Default is in existence, provided that if no Event of Default has occurred or is continuing, any such visit, inspection or examination by a Lender that is not the Administrative Agent shall be at the sole cost and expense of such Lender. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent and each Lender with access to its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
          Section 5.07 Compliance with Laws.
          Each Loan Party will, and will cause each Subsidiary to, comply with (a) all Requirements of Law (other than Requirements of Law concerning FDA Laws) applicable to it or its property, except where non-compliance could not reasonably be expected to have a Material Adverse Effect and (b) all Requirements of Law concerning FDA Laws.
          Section 5.08 Use of Proceeds.
          The proceeds of the Loans will be used only to finance the working capital needs of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

          Section 5.09 Insurance.
          Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; external criminal activities, including theft, burglary or larceny; business interruption; product liability; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (but in no event shall the amount of the insurance be less than the value of the assets of the Loan Parties) and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          Section 5.10 Casualty and Condemnation.
          The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and paid to the Administrative Agent, if applicable, for application in accordance with the applicable provisions of this Agreement and the Collateral Documents
          Section 5.11 Appraisals.
          At any time after an Event of Default has occurred and is continuing, that the Administrative Agent requests, the Borrowers and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that any such appraisals shall be at the expense of the Administrative Agent.
          Section 5.12 Depository Banks.
          Within thirty (30) days after the Liquidity Event, the Borrowers and their Subsidiaries shall close all deposit accounts not maintained at Chase, other than deposit accounts listed on Schedule 5.12 (“Exempt Accounts”) and maintain Chase as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business, other than the Exempt Accounts.
          Section 5.13 Additional Collateral; Further Assurances.
          (a) Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement other than an Inactive Subsidiary to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor or a Borrower hereunder, as specified by the Borrower Representative, and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

          (b) Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary that is not an Inactive Subsidiary (or subject to clause (c) hereof, MGI Canada) directly owned by the Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
          (c) Prior to any investment by any Loan Party in MGI Canada after the Effective Date, MGI (Canada), Inc. shall cause 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of MGI Canada as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such MGI (Canada), Inc. and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in MGI Canada to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
          (d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
          (e) If any material assets of the type constituting Collateral are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
          Section 6.01 Indebtedness.
          No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
          (a) the Secured Obligations;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
          (c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Inactive Subsidiary or MGI Canada to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Inactive Subsidiary or MGI Canada shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
          (d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Inactive Subsidiary or MGI Canada shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
          (e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (together with outstanding Indebtedness permitted under clauses (b), (f), (j) and (k)) shall not exceed $5,000,000 at any time outstanding;
          (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (e) hereof; provided that, (i) the principal amount of such Indebtedness is not increased and the interest rate does not exceed the then market interest rate, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable when taken as a whole to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

          (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
          (h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
          (i) Indebtedness of the Company and MGI GP in respect of the Subordinated Notes;
          (j) Indebtedness not to exceed (together with outstanding Indebtedness permitted under clauses (b), (e), (f) and (k)) $5,000,000 of any Person that becomes a Subsidiary after the date hereof; provided, that such Subsidiary is not and is not required to become a Loan Party hereto;
          (k) Indebtedness not to exceed (together with outstanding Indebtedness permitted under clauses (b), (e), (f) and (j)) $5,000,000 owed to any bank pursuant to the hedge of any foreign currency pursuant to any agreement entered into from time to time in the ordinary course of business;
          (l) unsecured Subordinated Indebtedness in an aggregate principal amount not exceeding $10,000,000;
          (m) unsecured Indebtedness in an aggregate principal amount not exceeding $3,750,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrowers’ Subsidiaries permitted by this clause (m) shall not exceed $2,500,000 at any time outstanding; and
          (n) Indebtedness not to exceed $10,000,000 incurred by the Company in connection with the purchase of its corporate headquarters (provided that no such Indebtedness may be incurred unless Liquidity is at least $100,000,000 at the time of, and after giving effect to, such purchase).
          Section 6.02 Liens.
          No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to any Loan Document;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on fixed or capital assets acquired, leased, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or lease or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
          (e) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
          (f) Liens arising out of sale and leaseback transactions permitted by Section 6.06 and covering the property subject to such transaction;
          (g) Liens encumbering the assets of any Person that becomes a Subsidiary after the date hereof; provided, that such Subsidiary is not and is not required to become a Loan Party hereto;
          (h) Precautionary financing statements filed in connection with operating leases with respect to a lessor’s rights in and to personal property leased to any Borrower or any Subsidiary in the ordinary course of business;
          (i) Liens granted by an Inactive Subsidiary or MGI Canada in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and
          (j) Liens covering the real estate, buildings and fixtures comprising the Company’s headquarters and granted by the Company to secure Indebtedness permitted by Section 6.01(n).
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above.
          Section 6.03 Fundamental Changes.
          (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Inactive Subsidiary or MGI Canada may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders, and (iv) any Subsidiary of any Loan Party may merge into or consolidate with a Person in connection with a Permitted Acquisition (provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04); provided further that in connection with any merger, consolidation, liquidation or dissolution permitted by this Section 6.03, Borrowers shall promptly provide Administrative Agent with a written update to Schedule 3.15.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, carry on and conduct in any business other than the pharmaceutical business relating to the acquisition, research, development and commercialization of differentiated pharmaceutical prescription products for human consumption.

          (c) No Loan Party will, nor will it permit any of its Subsidiaries to form, or otherwise acquire any Subsidiary except in compliance with Section 5.13; provided, that in connection with the formation or acquisition of any new Subsidiary, Borrowers shall promptly provide Administrative Agent with a written update to Schedule 3.15.
          (d) No Inactive Subsidiary nor MGI Canada shall engage in any business or activity other than (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholder or sole member and (iii) holding directors and shareholders or member meetings (or actions by written consent in the alternative), preparing and maintaining corporate or limited liability company records and other corporate or limited liability company activities required to maintain its separate corporate or limited liability company structure, unless such Inactive Subsidiary becomes a Loan Party by execution of a Joinder Agreement pursuant to Section 5.13(a) or MGI (Canada) Inc. grants a Lien on the Equity Interests of MGI Canada pursuant to Section 5.13(c).
          (e) No Loan Party will, nor will it permit any of its Subsidiaries to, change its fiscal year; provided that Subsidiaries acquired in a Permitted Acquisition may change their fiscal year to match the fiscal year of the Company.
          Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.
          No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
          (a) Permitted Investments (subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders);
          (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
          (c) investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in Section 5.13) and (B) the aggregate amount of investments after the Effective Date by Loan Parties in Inactive Subsidiaries or MGI Canada (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed, in each case determined without regard to any write-downs or write-offs, (x) $3,750,000 at any time outstanding with respect to all domestic Inactive Subsidiaries, (y) $0.00 at any time outstanding with respect to all foreign Subsidiaries other than MGI Canada, and (z) $7,000,000 in any fiscal year of the Company (which unused amount, if applicable, shall roll over and be available into subsequent fiscal years) up to a maximum of $21,000,000 at any time outstanding with respect to MGI Canada (provided that (1) MGI Canada has complied with Section 5.13 and (2) Liquidity is at least $100,000,000 at the time of, and after giving effect to such investment);

          (d) loans or advances made by any Borrower to any domestic Subsidiary or MGI Canada or made by any Loan Party to any other Loan Party, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Inactive Subsidiaries or MGI Canada (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $3,750,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Inactive Subsidiaries or MGI Canada that is Guaranteed by any Loan Party shall and (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $3,750,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;
          (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
          (h) investments in the form of Swap Agreements permitted by Section 6.07;
          (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
          (j) Permitted Acquisitions;
          (k) investments received in connection with the dispositions of assets permitted by Section 6.05; and
          (l) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”
          Section 6.05 Asset Sales.
          No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

          (b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving an Inactive Subsidiary or MGI Canada shall be made in compliance with Section 6.09;
          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;
          (d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;
          (e) sale and leaseback transactions permitted by Section 6.06;
          (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
          (g) Permitted Asset Sales.
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least (i) 75% cash consideration at all times Liquidity is less than $100,000,000 or (ii) 50% cash consideration at all times Liquidity is at least $100,000,000, in each case, at the time of, and after giving effect to, such sale, transfer, lease or disposition.
          Section 6.06 Sale and Leaseback Transactions.
          No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
          Section 6.07 Swap Agreements.
          No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
          Section 6.08 Restricted Payments; Certain Payments of Indebtedness.
          (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

     (i) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in             shares of its common stock;
     (ii) the Company may declare and pay cash dividends with respect to or repurchase any portion of its Equity Interests for cash so long as (w) immediately prior to and after giving effect to such cash dividend or repurchase, no Event of Default shall exist, (x) there are no outstanding Borrowings on the date of the payment of such cash dividend or repurchase, (y) Average Liquidity exceeds $80,000,000 for the fiscal quarter immediately prior to the payment date of such dividend or repurchase and (z) Liquidity exceeds $80,000,000 on each of the five (5) Business Days immediately prior to the payment date of such dividend or repurchase;
     (iii) pursuant to the Company’s Rights Agreement in effect on the date hereof, the Company may pay dividends with respect to its common stock payable solely in preferred share purchase rights that provide the holder of each share of common stock of the Company the right to purchase one one-hundredth of a share of preferred stock of the Company for $200 subject to adjustment from time to time as provided therein;
     (iv) the Company and any of its Subsidiaries may pay cash not to exceed $25,000 in lieu of fractional shares of Equity Interests in connection with a merger, consolidation, or Permitted Acquisition permitted by this Agreement;
     (v) the Company and MGI GP may make regularly scheduled payments of cash interest on the Subordinated Notes so long as (x) immediately prior to and after giving effect to such payments, no Event of Default shall exist and (y) no cash payments may be made with respect to the Senior Subordinated Convertible Notes due March 2, 2024 prior to September 1, 2007; and
     (vi) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted hereunder, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
     (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

     (v) prepayment of Indebtedness permitted under the Loan Documents not to exceed $3,750,000 in the aggregate during the term of this Agreement; provided that any such prepayment is approved in writing by Administrative Agent in its sole discretion prior to such prepayment.
          Section 6.09 Transactions with Affiliates.
          No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options issued to employees, directors or vendors and stock ownership plans provided to employees, directors or vendors approved by a Borrower’s board of directors and maintained in the ordinary course of business.
          Section 6.10 Restrictive Agreements.
          No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          Section 6.11 Amendment of Material Documents.
          No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) any Material Agreement, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

          Section 6.12 Financial Covenants.
          (a) Fixed Charge Coverage Ratio. At all times after Liquidity is less than $80,000,000, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined for any trailing twelve month period ending on the last day of each fiscal month of the Company (beginning on the fiscal month end immediately prior to the date on which Liquidity is less than $80,000,000), to be less than 1.1 to 1.0.
          (b) Minimum Liquidity. The Borrowers shall maintain, at all times, Liquidity of not less than $50,000,000.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, within five (5) Business Days after the same shall become due;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(g) and (h), 5.02(a), 5.06 (except as provided in paragraph (e) below), 5.08 or 5.09 or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after knowledge of any Senior Officer of any Loan Party of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Sections 5.01(g) and (h)), (ii) fifteen (15) days after the knowledge of any Senior Officer of any Loan Party of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.02 (other than Section 5.02(a)), 5.03, 5.04, 5.05, 5.06 (as it relates to keeping of books and records), 5.07, 5.10 or 5.12 or (iii) thirty (30) days after the earlier of the knowledge of any Senior Officer of any Loan Party of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) of such breach if such breach relates to terms or provisions of any other Section of this Agreement; provided, however, that so long as such breaching party is diligently seeking a remedy of such breach, Administrative Agent may in its sole discretion extend, as applicable, any five (5) day period to ten (10) days, any fifteen (15) day period to thirty (30) days and any thirty (30) day period to sixty (60) days.
          (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, beyond the grace period, if any, provided therefor;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $3,750,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m) a Change in Control shall occur;
          (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
          (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except for Permitted Liens as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or
          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
          (r) any Loan Party or any Subsidiary is in breach of any Material Agreement;
          (s) any Loan Party loses the right to sell or distribute any Drug comprising in excess of 15% of the aggregate revenue of the Loan Parties during the twelve months prior to such loss, by way of loss of intellectual property rights to sell such Drug, violation of any FDA Laws, revocation or withdrawal of required governmental approvals, or otherwise;
          (t) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $3,750,000;
          (u) it becomes illegal to sell, use, or distribute any of the Drugs in the United States or elsewhere for any presently approved indications or for any indications approved hereafter; or
          (v) any Loan Party or any Subsidiary is requested or required by the United States Food and Drug Administration to issue, or issues or agrees to issue, any recalls for any of the Drugs and the financial impact of such recall could reasonably be expected to be in excess of $5,000,000, including without limitation the costs of such recall, the adverse impact of the loss of applicable Accounts and any reasonably anticipated litigation;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the Loan Documents (other than this Agreement), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or specifically provided in this Agreement), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the Borrower Representative’s prior written consent so long as no Event of Default has occurred and is continuing, such consent not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank with assets in surplus of $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
ARTICLE IX
Miscellaneous
          Section 9.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to any Loan Party, to the Borrower Representative at:
MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Bloomington, MN 55437
Attention: VP Finance
Facsimile No: (952) 346-4898
     with copies to:
MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Bloomington, MN 55437
Attention: Chief Financial Officer
Facsimile No: (952) 346-4898
     and
MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Bloomington, MN 55437
Attention: General Counsel
Facsimile No: (952) 346-4898

     and
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, MD 21202-6191
Attention: Asher M. Rubin
Facsimile No: (410) 539-6981
     (ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
JP Morgan Chase Bank, N.A.
120 South LaSalle Street
Chicago, IL 60603
Attention: Account Manager – MGI PHARMA
Facsimile No: (312) 661-6929
     (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing

Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base without the written consent of all Lenders, (vi) or add new categories of eligible assets, without the written consent of Required Lenders, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (ix) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all of the Collateral or any portion in excess of $10,000,000 of the Collateral during any calendar year, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
          (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article

VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the each Lender; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of each Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and other advisors and professionals engaged by Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals (subject to Section 5.11) and insurance reviews (provided that Borrower shall not be obligated to reimburse Administrative Agent or any Lender for any insurance reviews after the Effective Date in absence of the occurrence and continuation of an Event of Default);

     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination (for which the Administrative Agent shall charge its standard rate in effect from time to time, which rate is currently equal to $850 per day per examiner, plus out of pocket expenses) (provided that in absence of the occurrence and continuance of an Event of Default, Borrowers shall not be obligated to reimburse Administrative Agent for more than (x) two field examinations in any fiscal year in which aggregate Borrowings equaled or exceeded $1,000,000 at any time during such fiscal year or (y) one field examination in any fiscal year in which aggregate Borrowings failed to exceed $1,000,000 at any time during such fiscal year);
     (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
     (iv) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this

Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly provided hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and State securities laws; and
          (E) except in the case where an Event of Default has occurred and is continuing, Chase shall not assign its Revolving Commitment such that after giving effect to such assignment, Chase, its Affiliates or an Approved Fund administered or managed by Chase or an Affiliate of Chase will maintain an aggregate Revolving Commitment of less than $10,000,000.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 9.05 Survival.
          All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          Section 9.06 Counterparts; Integration; Effectiveness.
          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including without limitation any confidentiality agreement among the parties. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 9.07 Severability.
          Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 9.08 Right of Setoff.
          If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to Federal laws applicable to national banks.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.10 WAIVER OF JURY TRIAL.
          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 9.11 Headings.
          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 9.12 Confidentiality.
          Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          Section 9.13 Several Obligations; Nonreliance; Violation of Law.
          The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          Section 9.14 USA PATRIOT Act.
          Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          Section 9.15 Disclosure.
          Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          Section 9.16 Appointment for Perfection.
          Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          Section 9.17 Interest Rate Limitation.
          Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such

Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          Section 9.18 Maximum Liability of Borrowers.
          The provisions of this Agreement are severable, and in any action or proceeding involving any State corporate law, or any State, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Secured Obligations may at any time and from time to time exceed the Maximum Liability of each Borrower without impairing this Agreement or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Maximum Liability.
          Section 9.19 Senior Obligations.
          Each Loan Party hereby represents and warrants and acknowledges and agrees that the Secured Obligations are and shall be considered “Senior Debt,” “Senior Indebtedness,” “Designated Senior Debt” and “Designated Senior Indebtedness” or any similar term for all purposes related to the Subordinated Notes and that the Secured Obligations shall be prior in right and time of payment and performance with respect to the obligations set forth in the Subordinated Notes except as otherwise permitted under Section 6.08.
ARTICLE X
Loan Guaranty
          Section 10.01 Guaranty.
          Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
          Section 10.02 Guaranty of Payment.
          This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
          Section 10.03 No Discharge or Diminishment of Loan Guaranty.
          (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

          Section 10.04 Defenses Waived.
          To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          Section 10.05 Rights of Subrogation.
          No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders and the Commitments shall have expired or been terminated.
          Section 10.06 Reinstatement; Stay of Acceleration.
          If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
          Section 10.07 Information.
          Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

          Section 10.08 Termination.
          The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination or revocation of this Loan Guaranty from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
          Section 10.09 Taxes.
          All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          Section 10.10 Maximum Liability.
          The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any State corporate law, or any State, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the Maximum Liability. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
          Section 10.11 Contribution.
          In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
          Section 10.12 Liability Cumulative.
          The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
          Section 10.13 Borrower Guarantors.
          Each Borrower shall be jointly and severally liable for the Obligations; provided, however in the event that any Borrower is deemed by any Person (including any court of competent jurisdiction) to be a guarantor (and not a co-obligor or co-borrower) of the Secured Obligations of any other Borrower, the Loan Parties agree that such Borrower shall be considered a Loan Guarantor with respect to such Secured Obligations and such guaranty shall be governed by the terms of this Article X, mutatis mutandis.
ARTICLE XI
The Borrower Representative
          Section 11.01 Appointment; Nature of Relationship.
          The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

          Section 11.02 Powers.
          The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
          Section 11.03 Employment of Agents.
          The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
          Section 11.04 Notices.
          Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
          Section 11.05 Successor Borrower Representative.
          Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
          Section 11.06 Execution of Loan Documents; Borrowing Base Certificate.
          The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, each Borrowing Base Certificate and Compliance Certificate. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

MGI PHARMA, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Executive Vice President and Chief
Financial Officer

MGI GP, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

MGI OM, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

OTHER LOAN PARTIES:

MGI PHARMA BIOLOGICS, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

PROQUEST PHARMACEUTICALS, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

MGI PRODUCTS, INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer
Signature Page to Credit Agreement

MGI MSL, LLC

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

MGI (CANADA) INC.

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer

GPI IP, LLC

By	/s/ William F. Spengler

Name: William F. Spengler
Title: Treasurer and Chief Financial Officer
Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ James Gurgone

Name: James Gurgone
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Terry Jackson

Name: Terry Jackson
Title: Vice President

CITICAPITAL COMMERCIAL CORPORATION

By	/s/ James P. Shunney

Name: James P. Shunney
Title: Senior Vice President
Signature Page to Credit Agreement

COMMITMENT SCHEDULE

	Revolving
Lender	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000	$30,000,000
Wells Fargo Bank, National Association	$22,500,000	$22,500,000
CitiCapital Commercial Corporation	$22,500,000	$22,500,000

Total	$75,000,000	$75,000,000

Commitment Schedule

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of October ___, 2006 among MGI PHARMA, INC., MGI GP, Inc., MGI OM, Inc., the Lenders party thereto, JPMorgan Chase Bank N.A., as Administrative Agent, and the other parties thereto

[1]	Select as applicable

Exhibit A — Page 1

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date:                      ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates on or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By

Title:
[Consented to and]4 Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment” “Swingline Loan,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A — Page 2

     Title:
[Consented to:]5
[NAME OF RELEVANT PARTY]
By
     Title:

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A — Page 3

ANNEX 1
CREDIT AGREEMENT
DATED AS OF OCTOBER __, 2006
AMONG MGI PHARMA, INC., MGI GP, INC., MGI OM, INC.,
THE LENDERS PARTY THERETO, JP MORGAN CHASE BANK, N.A.,
AND THE OTHER PARTIES THERETO
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A — Page 4

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.
Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A — Page 5

EXHIBIT B
BORROWING BASE CERTIFICATE
See Attached
Exhibit B

EXHIBIT C
COMPLIANCE CERTIFICATE
To: The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October ___, 2006 (as amended, modified, renewed or extended from time to time, the “Agreement”) among MGI PHARMA, INC., MGI GP, Inc. and MGI OM, Inc. (the “Borrowers”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWERS, THAT:
     1. I am the duly elected                      of the Borrower Representative;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
     4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its State of incorporation or organization without having given the Agent the notice required by Section 4.14 of the Security Agreement;
     5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and
     6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit C — Page 1

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of                     , ___.

,
as Borrower Representative

By

Name:

Title:

Exhibit C — Page 2

SCHEDULE I
Compliance as of                     , ____ with
Provisions of 6.12(a) and 6.12(b) of
the Agreement

Exhibit C — Page 3

SCHEDULE II
Borrowers’ Applicable Rate Calculation

Exhibit C — Page 4

EXHIBIT D
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , ___, 200_, is entered into between                                                             , a                                           (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of October ___, 2006 among MGI PHARMA, INC., MGI GP, Inc. and MGI OM, Inc. (the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a [“Loan Guarantor”/“Borrower”] for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a [Loan Guarantor/Borrower] thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]*
     2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
     3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Exhibit D — Page 1

     [4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.]
     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By

Name:

Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By

Name:

Title:

Exhibit D — Page 2